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                                                                    EXHIBIT 11.1

                              TYLAN GENERAL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED         SIX MONTHS ENDED
                                                             OCTOBER 31,            APRIL 30,
                                                          -----------------     -----------------
                                                           1994       1995       1995       1996
                                                          ------     ------     ------     ------
Income before extraordinary item and cumulative effect
  of change in accounting principle.....................  $2,449     $5,388     $2,103     $4,872
                                                          ======     ======
Net income..............................................  $2,449     $4,693     $1,408     $4,872
                                                          ======     ======
Weighted Average Common and Common Equivalent Shares
  Outstanding:
  Weighted average common shares........................   1,319      4,925      4,463      6,490
  Common shares issued subsequent to December 1993(1)...      14
  Common stock options granted subsequent to December
     1993(1)............................................      77
  Assumed exercise of outstanding stock options and
     warrants(2)........................................   1,042        264        197        236
  Assumed conversion of Series B and D convertible
     preferred stock....................................   1,548
                                                          ------     ------
          Total.........................................   4,000      5,189      4,660      6,726
                                                          ======     ======
Income before extraordinary item and cumulative effect
  of change in accounting principle applicable to common
  stockholders..........................................  $2,449     $5,388     $2,103     $4,872
                                                          ======     ======
Net income applicable to common stockholders............  $2,449     $4,693     $1,408     $4,872
                                                          ======     ======
EARNINGS PER SHARE DATA(3)
  Earnings per share before extraordinary items and
     cumulative effect of change in accounting
     principle..........................................  $  .61     $ 1.04     $  .45     $  .72
                                                          ======     ======
  Earnings per share....................................  $  .61     $  .90     $  .30     $  .72
                                                          ======     ======
Weighted average common and common equivalent share
  outstanding...........................................   4,000      5,189      4,660      6,726
                                                          ======     ======

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(1) Represents shares of common stock or common stock equivalents issued subsequent to December 1993 at a price per share less than the offering price of $7.00 per share. Such shares are considered to be cheap stock and, accordingly, are reflected as being outstanding for all period presented. See Note (2) below.

(2) Computed utilizing the treasury stock method. 1994 amount includes 887,845 shares for warrants exercised on January 27, 1995.

(3) Earnings per share is unchanged on a fully diluted basis for all periods presented.